QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.20

VANTICO GROUP S.A.
Société anonyme

Registered office: 25A, Boulevard Royal, L-2449 Luxembourg
Registre de Commerce Luxembourg B 72 959
Status coodonnés à la date dur 14 août 2002

  Title I.—Denomination, Registered office, Object, Duration

        Art. 1.    There exists hereby a société anonyme under the name of VANTICO GROUP S A

        Art. 2.    The registered office of the corporation is established in Luxembourg. The registered office may be transferred to any other place in the municipality by a decision of the board of directors.

        If extraordinary political or economic events occur or are imminent, which might interfere with the normal activity at the registered office, or with easy communication between this office and abroad, the registered office may be declared to have been transferred abroad provisionally until the complete cessation of these abnormal circumstances.

        Such decision, however, shall have no effect on the nationality of the company. Such declaration of the transfer of the registered office shall be made and brought to the attention of third parties by the organ of the corporation which is best situated for this purpose under such circumstances.

        Art. 3.    The corporation is established for an unlimited period.

        Art. 4.    The corporation may carry out any commercial, industrial or financial operations, any transactions in respect of real estate or moveable property, which the corporation may deem useful to the accomplishment of its purposes.

        The corporation may furthermore carry out all transactions pertaining directly or indirectly to the acquiring of participating interests in any enterprises in whatever form and the administration, management, control and development of those participating interests.

        In particular, the corporation may use its funds for the establishment, management, development and disposal of a portfolio consisting of any securities and patents of whatever origin, and participate in the creation, development and control of any enterprise, the acquisition, by way of investment, subscription, underwriting or option, of securities and patents, to realize them by way of sale, transfer, exchange or otherwise develop such securities and patents, grant to companies in which the corporation has a participating interest, any support, loans, advances or guarantees.

  Title II.—Capital, shares

        Art. 5.    The corporate capital is set at six hundred sixty-nine million two hundred three thousand five hundred forty-seven Swiss Francs (CHF 669,203,547 -) represented by two hundred sixty-seven million seven hundred forty-one thousand four hundred ordinary shares (267,741,400) without nominal value, fully paid-up.

        The shares may be created at the owner's option in certificates representing single shares or in certificates representing two or more shares.

        The shares may be created at the owner's option in certificates representing single shares or in certificates representing two or more shares.

        The shares are in registered or bearer form, at the shareholder's option.

        The corporation may, to the extent and under the terms permitted by law, purchase its own shares.

        The corporate capital may be increased or reduced in compliance with the legal requirements.

  Title III.—Management

        Art. 6.    The company is managed by a board of directors composed of at lease three members but with a maximum of 10 members, either Shareholders or not, who are appointed for a period not exceeding six years by the general meeting of Shareholders which may at any time remove them. Up to two directors (the "MGPE Directors") shall be appointed by the general meeting of Shareholder upon proposal of their names by Morgan Grenfell private Equity Limited, a company incorporated under English Law and the MGPE Directors so appointed may also be removed by a general meeting of Shareholders on the recommendation of Morgan Grenfell Private Equity limited.

        The number of directors and their term are fixed by the general meeting of the Shareholders.

        Art. 7.    The board of directors will elect from among the MGPE Directors a chairman. There shall be a board meeting of the directors of the Company at least once a month or at such other intervals as the board of directors, may from time to time decide. Save as otherwise agreed by the MGPE Directors, no meeting of the board of directors shall take place without at least two directors (including at least on MGPE Director) in attendance.

        At least 72 hours' notice of each meeting of the board of directors shall be given to each director (whether or not he is absent from his usual place of work) unless in any particular case a majority of the directors (including at lease one of the MGPE Directors) otherwise agree.

        Art. 8.    The board of directors is vested with the broadest powers to perform all acts of administration and disposition in compliance with the corporate object.

        All powers not expressly reserved by law or by the present articles of association to the general meeting of Shareholders fall within the competence of the board of directors.

        Any director may represent more than one of his colleagues at a meeting of the board of directors.

        A director may participate in any meeting of the board of directors by conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting and the meeting is deemed to he held in Luxembourg.

        Circular resolutions signed by all the directors shall be valid and binding in the same manner as if passed at a meeting duly convened and held. Such signatures may appear on a single documents or on multiple copies of an identical resolution and may be evidenced by letter, telefax or telex. A meeting held by way of circular resolution will be deemed to be held in Luxembourg.

        A director having a personal interest contrary to that of the Company in a matter submitted to the approval of the board of directors shall be obliged to inform the board of directors thereof and to have his declaration recorded in the minutes of the meeting. He may not take part in the relevant proceeding of the board of directors. At the next General Meeting of shareholders, before votes are taken in any other matter, the Shareholders shall be informed of those cases in which a director had a personal interest contrary too that of the Company and shall vote on those transactions in which a director had a personal conflict of interest.

        In case a quorum of the board of directors cannot be reached due to a conflict of interests, resolutions passed by the require majority of the other members of the board of directors present or represented at such meeting and voting will be deemed valid.

        No contract or other transaction between the Company and any other company, firm or other entity shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company have a personal interest in, or are a director, associate, officer or employee of such other company, firm or other entity with which the Company shall contract or otherwise engage in business shall not, merely by reason of such affiliation with such other company, firm or other entity be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

        Art. 9.    The Company will be bound in any circumstances by (i) the joint signatures of two directors or (ii) by the sole signature of a director, provided that special decisions have been reached concerning the authorised signature in case of delegation of powers or proxies given by the board of directors pursuant to article 10 of the present articles of association.

        Art. 10.    The board of directors shall delegate in writing its powers to conduct the daily management of the Company to one or more directors, who will be called managing director(s).

        The board of directors may also give in writing special powers for determined matters to one or more proxyholders, selected from its own members or not, either shareholders or not"

        A secretary may be appointed by a resolution of a meeting of the shareholder(s) of the Company (the "Secretary")

        The Secretary, who may or may not be a director, shall have the responsibility to act as clerk of the meetings of the board of directors and, to the extent practical, of the meetings of the shareholder(s) (collectively the "Meetings"), and to keep the records and the minutes of the meetings and their transactions in a book to be kept for that purpose, and he shall like duties for any other committees of the board of directors (if any) when required. He shall have the possibility to delegate his powers to one or several persons provided he shall remain responsible for the tasks so delegated.

        The Secretary shall have the power and authority to issue certificates and extracts on behalf of the Company to be produced in court or, more generally vis-à-vis any third parties and to be sued as official documents. The Secretary shall have moreover any specific powers which shall be granted to him from time to time by the board of directors.

        ART. 11.    Any litigations involving the Company either as plaintiff or as defendant, will be handled in the name of the Company by the board of directors, represented by its chairman or by the director delegated for its purpose.

  Title IV.—Supervision

        Art. 12.    The corporation is supervised by one or several statutory auditors, appointed by the general meeting of shareholders which will fix their number and their renumeration, as well as the term of their office, which must not exceed six years.

  Title V.—General meeting

        Art. 13.    The annual meeting will be held in the commune of the registered office at the place specified in the convening notices on the first Thursday of April at 11:30 a.m. and the first time in the year 2000.

        If such day is a legal holiday, the general meeting will be held on the next following business day.

        Art. 13.    The annual meeting will be held in the commune of the regisetered office at the place specified in the convening notices on the first Thursday of April at 11:30 a.m. and the first time in the year 2000.

  Title VI.—Accounting year, Allocation of profits

        Art. 14.    The accounting year of the corporation shall begin on the 1st of January and shall terminate on the 31st of December of each year, with the exception of the first accounting year, which shall begin on the date of the formation of the corporation and shall terminate on the 31st of December 1999.

        Art. 15.    After deduction of any and all of the expenses of the corporation and the amortizations, the credit balance represents the net profits of the corporation. Of the net profits, five per cent (5%) shall be appropriated for the legal reserve, this deduction ceases to be compulsory when the reserve amounts to ten per cent (10%) of the capital of corporation, but it must be resumed until the reserve is entirely reconstituted if, at any time, for any reason whatsoever, it has been touched.

        The balance is at the disposal of the general meeting.

  Title VII.—Dissolution, Liquidation

        Art. 16.    The corporation may be dissolved by a resolution of the general meeting of shareholders. The liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of shareholdes which will specify their powers and fix their remunerations.

  Title VIII.—General provisions

        Art. 17.    All matters not governed by these articles of association are to be construed in accordance with the law of August 10th 1915 on commercial companies and the amendments hereto.

QuickLinks

VANTICO GROUP S.A. Société anonyme
Registered office: 25A, Boulevard Royal, L-2449 Luxembourg Registre de Commerce Luxembourg B 72 959 Status coodonnés à la date dur 14 août 2002